Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                              SHAREHOLDER CONTACT:

Mary Ann Susco                              Marco Acosta
(212) 850-1382                              1-800-597-6068
suscom@jwseligman.com                       acostam@jwseligman.com

            SELIGMAN SELECT MUNICIPAL FUND, INC. AND SELIGMAN QUALITY
               MUNICIPAL FUND, INC. ANNOUNCE DIVIDEND INFORMATION

NEW YORK, May 24, 2006 - Seligman Select Municipal Fund, Inc. (NYSE: SEL) announced that it currently estimates that 3.9% of the monthly distributions paid to common stockholders in 2006 will be in excess of the Fund's net investment income (i.e., a return of capital), but under applicable federal law, will be taxable as ordinary income. Seligman Quality Municipal Fund, Inc. (NYSE:
SQF) announced that it currently estimates that 3.3% of the monthly distributions paid to common stockholders in 2006 will be in excess of that Fund's net investment income (i.e., a return of capital), but under applicable federal law, will be taxable as ordinary income. In each case, the remaining amount will be treated as "exempt interest" dividends for federal income tax purposes. The actual portion of the distributions that will be taxable will be provided to stockholders with their year-end tax statements.

Seligman Quality Municipal Fund, Inc. and Seligman Select Municipal Fund, Inc. are managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain information about a Fund (including its investment objectives, risks, charges, expenses, and other information) by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068.

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